Exhibit 99.1   Press Release Announcing Two New Board Members

Tuesday, July 18, 2006

FOR IMMEDIATE RELEASE
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  BATTLE MOUNTAIN ANNOUNCES THE APPOINTMENT OF TWO NEW DIRECTORS TO ITS BOARD.

RENO, Nevada, July 18th, 2006 - Battle Mountain Gold Exploration Corporation (OTC BB: BMGX) ("Battle Mountain") is pleased to announce the appointment of Robert Connochie, MBA. Mr. Connochie is President of Behre Dolbear Capital. Mr. Connochie's previous positions include Chairman and President of Potash Company of America, and VP of Corporate Development of Rio Algom Limited. He has served as a director for a number of private and public companies including Repadre International Corporation, the former owner of the company's international royalty portfolio. He holds a B.A. Sc. (Civil Eng.) from the University of British Columbia and a MBA from University of Western Ontario.

To complete Battle Mountain's slate of independent Directors, the company has appointed Mr. Christopher E. Herald, M.Sc. Mr. Herald is President, CEO, and Director of Crown Resources. Prior to his appointment as CEO of Crown in June of 1999, Mr. Herald served as President and Executive VP of Crown. Mr. Herald also serves as CEO and Director of Solitario Resources. He holds a M.S. in Geology from Colorado School of Mines and a B.S. in Geology from the University of Notre Dame.

Battle Mountain's Board now consists of five members, four of which are independent. Mr. Kucher is the sole executive on the Board. Mr. Mark Kucher stated, "Battle Mountain has achieved its goal of becoming a fully operating gold royalty company with a senior, independent Board of Directors. We will look to our Board for its expertise in running public companies, assessing acquisitions and analysing the underlying engineering and geology of those targets."

Battle Mountain has formed the following subcommittees; audit, corporate governance and compensation. Each of the committees consists of three independent directors. These appointments are consistent with the company's plans to list on a senior stock exchange within the next year.

     ABOUT BATTLE MOUNTAIN GOLD EXPLORATION CORP.

Battle Mountain Gold Exploration Corp. (OTCBB: BMGX) is a gold royalty company headquartered in Reno, Nevada. Battle Mountain has a diversified portfolio of producing, developing, and exploration gold royalties in seven gold producing countries.

On behalf of the Board of Directors,

Mark Kucher
Chairman and CEO

To learn more please visit www.bmegold.com or email info@bmegold.com.
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BATTLE MOUNTAIN EXPLORATION GOLD CORP.
Sixth Floor, Suite 9
One East Liberty Street
Reno, Nevada  89504


Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in mineral exploration, the need to obtain additional financing, the availability of needed personnel and equipment for future exploration and development, fluctuations in the price of minerals, and general economic conditions.

               FOR INVESTOR INFORMATION PLEASE CALL 1-800-436-0167
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